MASTERWORKS

ART PURCHASE AGREEMENT

THIS ART PURCHASE AGREEMENT ("***Agreement***") is made and entered into this 23rd day of November, 2020 (the "***Effective Date***"), by and between High Fashion Concepts, LLC, a Delaware limited liability company with an address at 375 Park Avenue, 22nd Floor, New York, NY 10152 ("***Seller***"), and Masterworks Gallery, LLC, a Delaware limited liability company with an address at 497 Broome Street, New York, New York 10013 ("***Agent***"). Seller is acting on behalf of Owners which are the sole legal and beneficial owners (collectively, "***Owner***") of the work of art described in the condition report on Exhibit A attached hereto and incorporated herein by this reference (the "***Work***"), and has the authority to sell the Work on behalf of the Owner. Agent is acting as agent on behalf of the 030 Segregated Portfolio of Masterworks Cayman, SPC ("***Buyer***"), and has the authority to buy the Work on behalf of Buyer. Seller, on behalf of Owner, has agreed to sell the Work to Buyer, and Agent, on behalf of Buyer, has agreed to buy the Work from Seller, on the terms and conditions set forth in this Agreement. In consideration of the mutual promises contained in this Agreement, the parties agree as follows:

1. SALE. Seller agrees to sell the Work to Buyer, and Agent on behalf of Buyer agrees to buy the Work from Seller, subject to the terms and conditions set forth in this Agreement.

2. PURCHASE PRICE AND MANNER OF PAYMENT. The purchase price for the Work is SEVEN MILLION SEVEN HUNDRED FIFTY THOUSAND DOLLARS ($7,750,000) (the "***Purchase Price***"). The Purchase Price shall be paid in monthly installments on or within two business days of (i) February 28, 2021 or such later date prior to the Final Closing Date on which Masterworks 030, LLC, an entity formed to hold and facilitate investment in the Work ("***Issuer***") has received subscriptions in the Offering (as defined in Section 9 below) of at least $5,000,000 (the date of such initial payment, the "***Title Closing Date***") and (ii) the last business day of each calendar month following the month in which the Title Closing Date occurs until the full Purchase Price has been paid (each such date, a "***Subsequent Interim Closing Date***"), provided that any portion of the Purchase Price that remains unpaid as of May 24, 2021 shall be due and payable on such date (the "***Final Closing Date***" and, together with the Title Closing Date and all Subsequent Interim Closing Dates, the "***Closing Dates***"). The amount payable on the Title Closing Date shall not be less than $5,000,000 and the amount payable on each Subsequent Interim Closing Date until the full Purchase Price has been paid shall equal 100% of the amount of proceeds actually received by the Issuer in the Offering (as defined in Section 9 below) by Masterworks 030, LLC, as of the close of business on the day immediately preceding such Subsequent Interim Closing Date, minus any amounts previously paid in respect of prior Closing Dates, if any. The amount payable on the Final Closing Date shall equal 100% of the Purchase Price that has not been paid prior to such Final Closing Date irrespective of the amount of offering proceeds received by the Issuer. Any portion of the Purchase Price may be prepaid by Buyer provided, that Buyer shall notify Seller of its intention to make such prepayment at least two business days prior to such payment. Buyer shall pay the Purchase Price to Seller by wire transfer in accordance with the wire instructions listed in the invoice, a copy of which is attached hereto as Exhibit B, which shall be verbally confirmed by either Mariya Golovina or Nigel Glenday on behalf of Buyer and Esty Neuman on behalf of Seller prior to payment to Seller.

3. REPRESENTATIONS AND WARRANTIES.

3.1. To induce Agent to enter into this Agreement, and acknowledging that Agent and Buyer are relying on each and all of the following representations and warranties, Seller, on behalf of itself and Owner, represents and warrants to Agent and Buyer on the Effective Date and on the Title Closing Date that:

3.1.1. Seller, without any further action, consent or authority of any other party, and without violation of any party's rights or claims, has full right, legal authority and capacity to enter into this Agreement, to make the covenants, representations, warranties, and indemnifications contained in this Agreement, on behalf of itself and Owner, to execute and deliver the bill of sale (the "***Bill of Sale***") in the form annexed as Exhibit C to this Agreement, to sell and transfer good and marketable title to the Work to Buyer on the Closing Date and to complete the transaction contemplated by this Agreement.

3.1.2. The Work is authentic, meaning the Work was created by the artist indicated on the attached Exhibit A.

3.1.3. Owner is the sole legal and beneficial owner of the Work and has good and marketable title to the Work.

3.1.4. The Work is not subject to or the subject of any rights or interests of others, claims, liens, security interests, restrictions, conditions, options or other encumbrances of any kind held or claimed by any person, entity, government or government agency (actual, threatened or pending) (collectively, "***Claims***"). Neither Seller nor Owner has any knowledge of any facts or circumstances likely to give rise to any Claims.

3.1.5. Neither Seller nor Owner is aware of any challenges or disputes (current, past, pending or threatened) relating to the attribution, authenticity, description or provenance of the Work as set forth in Exhibit A attached hereto. Seller has provided Agent with all information in Seller's and Owner's knowledge concerning the attribution, authenticity, description, and condition of the Work.

3.1.6. The condition of the Work is, and shall be upon inspection of the Work by Buyer and delivery and inspection of the Work at the Delivery Location (as defined in Section 8.1 below) and at the Closing Date, as stated in the condition report attached hereto as Exhibit A (the "***Condition Report***"). Upon delivery at the Delivery Location, Delaware Freeport shall prepare a new condition report for the Work at the sole cost and expense of Buyer, which shall confirm that the condition of the Work is the same as set forth in the Condition Report. If the Work is not in the same condition as reflected in the Condition Report at the time of its delivery at the Delivery Location or as of the Closing Date, Buyer shall have the right to terminate the Agreement.

3.1.7. The Work has been lawfully exported and imported as required by the laws of any country in which it was located or to which it was transported, and any duties and taxes on the export and import of the Work have been paid and any required declarations upon the export and import have been made.

3.1.8. The Work has not been used and the Purchase Price funds will not be used to violate the banking, anti-money laundering or currency transfer laws or regulations of the United States or any other country.

3.2. Seller, on behalf of itself and Owner, does hereby agree to indemnify, defend and hold Agent and Buyer free and harmless from any and all demands, claims, suits, judgments, obligations, damages, losses, or other liability asserted or alleged against Agent or Buyer as well as all reasonable attorney or other professional fees and other reasonable costs, fees and expenses, suffered or incurred by, or asserted or alleged against Agent or Buyer arising by reason of, or in connection with, the breach or alleged breach by Seller or Owner of any provision of this Agreement, or the actual or alleged falsity or inaccuracy of any representation or warranty by Seller or Owner contained in this Agreement.

3.3. The benefits of the representations, warranties, covenants and indemnities contained in this Agreement shall survive completion of the transaction contemplated by this Agreement, including without limitation transfer of the Work to Buyer. It shall be a condition precedent to Agent and Buyer's obligations that Seller's representations and warranties contained in this Agreement are true and correct on and as of the Title Closing Date and delivery of the Work to Buyer. Notwithstanding anything to the contrary herein, Seller's and Owner's representation, warranty and indemnification relating to the authenticity of the Work shall survive for a period of five (5) years from the Closing Date.

4. <u>STORAGE AND CARE OF THE WORK.</u>

4.1. BETWEEN THE EFFECTIVE DATE AND THE EXPIRATION OF THE , TERM OF THE LOAN AGREEMENT DATED AS OF NOVEMBER 15, 2019, BY AND BETWEEN SELLER AND BORROWER, AS AMENDED IN JUNE 2020 BY THE FIRST AMENDMENT TO THE LOAN AGREEMENT (THE" ***LOAN AGREEMENT***"), THE WORK SHALL BE STORED AT PREMISES LOCATED AT LOTTE FOUNDATION OF ARTS ("***BORROWER***"), LOTTE WORLD TOWER, 7F, 300 OLYMPIC-RO, SONGPA-GU, 0551, SEOUL, KOREA ("***BORROWER LOCATION***"). . UPON THE EXPIRATION OF THE LOAN AGREEMENT, THE WORK SHALL BE TRASNPORTED IN ACCORDANCE WITH THE LOAN AGREEMENT TO PREMISES LOCATED AT CROZIER FINE ARTS – ART STROAGE & LOGISTICS, 231 JOHNSON AVE, NEWARK, NEW JERSEY 07108 ("***STORAGE LOACATION***"). Seller shall not modify, amend or waive any provision of the Loan Agreement that relates to, or affects, the Work , or the packing and shipping of the work from the Borrower Location to the Storage

Location or the timing thereof (, in each case, without Agent's prior written approval. Seller shall promptly notify Agent of any default, violation, breach or dispute arising under the Loan Agreement. Once the Work has been delivered to the Storage Location, Seller will not relocate the Work without Agent's prior written approval.

4.2. Seller agrees to ensure an appropriate storage environment consistent with professional fine art museum and conservation standards is provided to safeguard the quality and condition of the Work and to protect the Work from water, fire, loss, damage, deterioration, theft, mishandling, dirt, vermin, insects, and from extremes of light, temperature, and humidity from the Effective Date and until the Work is delivered to the Delivery Location. Any damage to the Work must be reported immediately to Agent. Seller will not perform any conservation or restoration on the Work without the specific prior written consent of Agent.

5. INSURANCE. Seller shall arrange and pay for the Work to be insured under Seller's fine arts policy for an amount equal to the Purchase Price commencing on the Effective Date and continuing until risk of loss transfers to Buyer. Risk of loss to the Work shall transfer from Seller to Buyer following both (i) Buyer's acceptance of the Work at the Delivery Location and (ii) payment by Buyer of the amount due on the Title Closing Date. On the Effective Date, Seller shall provide Agent with a certificate of insurance evidencing Seller's insurance coverage.

6. <u>TITLE</u>. On the Title Closing Date, subject only to Agent's payment of a portion of the Purchase Price in an amount not less than $5,000,000 in accordance with this Agreement, Seller, on behalf of Owner, hereby transfers to Buyer good and marketable title and exclusive and unrestricted right to possession of the Work, free and clear of any and all Claims. On the Title Closing Date, Seller shall deliver to Agent a signed copy of the Bill of Sale, together with any other evidence of title or authenticity in the possession of Seller. Seller shall be responsible for remitting any and all sale proceeds due to Owner in connection with the sale of the Work hereunder.

7. <u>LOAN AGREEMENT</u>. The Loan Agreement, in the form provided to Agent prior to the Effective Date, remains in full force and effect and Seller is not aware of any breach, waiver or violation of any provision of the Loan Agreement.

8. <u>DELIVERY AND EXPENSES</u>.

8.1. Within five (5) business days of the Title Closing Date, if the Seller has not already done so, Seller shall arrange for the Work to be packed and shipped by fine art shippers approved by Agent in writing to Agent's account at Delaware Freeport, located at 111 Alan Drive, Newark, Delaware 19711 (the "***Delivery Location***").

8.2. Seller shall be responsible for arranging packing, shipping and insuring the Work from Borrower Location to the Storage Location and from the Storage Location to the Delivery Location and insuring the Work until the Title Closing Date. Agent agrees to reimburse Seller for all third-party costs and expenses relating to packing and shipping the Work from the Storage Location to the Delivery Location pursuant to this Agreement and shall pay for storage at the Delivery Location prior to the Title Closing Date, provided that all storage, shipping and packing costs shall be approved in advance in writing by Agent.

9. <u>AGENT REPRESENTATIONS AND COVENENATS</u>. Agent and its affiliates will control the Issuer and the Buyer during all relevant times during which the full Purchase Price has not been paid to Seller. Agent will use its reasonable best efforts to ensure that (i) Issuer commences a public offering of securities pursuant to Regulation A as soon as reasonably practicable following the Effective Date (the "***Offering***"), (ii) the Offering shall be marketed via the Masterworks.io online platform in a manner consistent with previous Masterworks offerings, (iii) an initial closing of the Offering shall occur on or before the Title Closing Date, (iii) a subsequent closing of the Offering shall occur on or before each subsequent Closing Date. Agent will provide status updates to Seller on the progress of the Offering from time-to-time upon request.

10. AGENT FULL AND UNCONDITIONAL GUARANTY; <u>LIMITED RECOURSE</u>. Agent, for good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, fully and unconditionally guaranties the payment in full of the Purchase Price hereunder. Seller acknowledges and agrees that although all payments of the Purchase Price will be made by Buyer and title to the Work shall vest in Buyer on the Title Closing Date, following the Title Closing Date, Seller shall have no recourse to Buyer, Issuer or the Work. In the event of any default in the

payment of the Purchase Price occurring or continuing following the Title Closing Date, Seller's sole remedy and recourse shall be to enforce the terms of this Agreement against Agent.

11. THIRD-PARTY COMMISSIONS. Neither Agent nor Buyer shall be responsible for and neither shall pay any commissions or fees due any person acting on behalf of Seller or Owner as a result of the transaction contemplated by this Agreement. Seller shall not be responsible for and shall not pay any commissions or fees due any person acting on behalf of Agent or Buyer as a result of the transaction contemplated by this Agreement. Seller shall be responsible to pay any fees or costs to any agent or advisor engaged by Seller in connection with the transactions contemplated hereby and Buyer shall be indemnified and held harmless from any claim by any such agent or advisor relating to this Agreement and the transactions contemplated hereby. The parties acknowledge and agree that no such agent or advisor to Seller is an employee or affiliate of Buyer or Agent.

12. INSPECTION. During the week of November 23, 2020 or on another date mutually agreed upon if such inspection is impracticable in light of COVID-19, Buyer shall be entitled to inspect the Work at Borrower Location, to confirm the condition of the Work matches the condition reflected in the Condition Report. Buyer shall be entitled to inspect the Work again at Storage Location prior to the Title Closing Date to confirm the condition of the Work matches the condition reflected in the Condition Report. When the Work is delivered to the Delivery Location, Delaware Freeport shall be entitled to inspect the Work to confirm the condition of the Work matches the condition reflected in the Condition Report.

13. SECURITY INTEREST. Seller grants Buyer a security interest in all right, title and interest in and to the Work, all documents related thereto, and any amount that compensates or indemnifies for the loss, theft or damage to the Work from the Effective Date and until the Work is delivered to and accepted by the Buyer at the Delivery Location. In the event of any default under this Agreement by Seller, Buyer, to the extent of Buyer's security interest in and to the Work at such time of default, shall have the rights of a secured party under Article 9 of the New York Uniform Commercial Code. Upon execution of this Agreement, Seller authorizes Buyer to file a UCC-1 Financing Statement covering the Work.

14. MISCELLANEOUS. This Agreement, including the exhibits attached hereto, represents the entire understanding of the parties hereto with respect to the subject matter hereof, supersedes any and all other and prior agreements between the parties with respect to the sale of the Work and declares all such prior agreements between the parties null and void. In the event of a conflict between this Agreement and any invoice issued by Seller, the terms of this Agreement shall control. Seller , on behalf of itself and Owner, agrees that Buyer is a third-party beneficiary of this Agreement. The terms of this Agreement may not be modified or amended, except in a writing signed by the parties hereto. Seller may not assign this Agreement without the prior written consent of Agent or Buyer. This Agreement shall inure to the benefit of, and shall be binding upon, the successors, permitted assigns, heirs, executors, administrators and legal representatives of the parties hereto. This Agreement, and all matters arising out of or relating to this Agreement, shall be governed and construed in accordance with the laws of the State of New York, without regard to its conflict of laws provisions. Any dispute arising under or related to this Agreement shall be resolved in the New York State Supreme Court, New York County or in the United States District Court for the Southern District of New York. This Agreement may be executed in counterparts, including by PDF or facsimile, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have hereunto signed their hands and seals as of the Effective Date.

SELLER:

HIGH FASHION CONCEPTS, LLC

Esty Neuman

BY: ESTY NEUMAN
ITS: VICE - PRESIDENT

AGENT:

MASTERWORKS GALLERY , LLC

Mariya Golovina

BY: MARIYA GOLOVINA
ITS: DIRECTOR OF ACQUISITIONS

[Signature Page to Art Purchase Agreement]

EXHIBIT A

DESCRIPTION OF WORK AND CONDITION REPORT

EXHIBIT B

INVOICE

EXHIBIT C

BILL OF SALE

Dated: ____________, 2020		
Sold by:	HIGH FASHION CONCEPTS, LLC, on behalf of Owner 375 Park Avenue 22nd Floor New York, NY 10022	("Seller")
Sold to:	030 Segregated Portfolio Masterworks Cayman, SPC 497 Broome Street New York, New York 10013	("Buyer")
Artist: Title: Execution:	Jean-Michel Basquiat Loin 1982	(the "Work")
NY Sales Tax: Purchase Price:	None Withheld; Delaware Delivery $7,750,000	

For value received, Seller acknowledges that the Work, good and marketable title to the Work, and all right to possession thereto and all legal ownership thereof, have been irrevocably, and without condition or reservation of any kind, sold, transferred, and conveyed to Buyer.

The Work is sold subject to each and all of the provisions, terms, conditions, covenants, representations, warranties and indemnities contained in the Art Purchase Agreement by and between Seller and Masterworks Gallery, LLC dated November __, 2020, and all such provisions, terms, conditions, covenants, representations, warranties and indemnities of the parties thereunder are incorporated herein by this reference as if fully set forth herein in their entirety.

SELLER:

HIGH FASHION CONCEPTS, LLC

____
BY:
ITS: